Item 6.(a)

                                   EXHIBIT 11

                 Statement Re Computation of Earnings Per Share
             (dollars in thousands, except for Earnings Per Share)


                                          Quarter Ended     Nine Months Ended
                                          September 30,      September 30,
                                        ----------------    ------------------
                                         1997     1996       1997      1996
                                        ------    ------    ------    --------
Net income                              $6,335    $4,352    $16,037    $13,164
Less: Preferred stock dividend              43        43        129        128
                                        ------   -------    -------   --------
Net income applicable to common stock   $6,292    $4,309    $15,908    $13,036

Weighted average common shares
outstanding                            929,222   940,533    929,222    940,713

Earnings per common share                $6.77     $4.58     $17.12     $13.86


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